Exhibit 10.8

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR IN A TRANSACTION NOT SUBJECT TO U.S. FEDERAL OR STATE SECURITIES LAWS.

SENIOR CONVERTIBLE PROMISSORY NOTE

$[_______________]	[__], 2025

For value received Guident Corp., a Florida corporation (the “Company”), promises to pay to [__________________] or its assigns (“Holder”) the principal sum of $[________________] together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This senior convertible promissory note (the “Note”) is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Senior Convertible Promissory Note Purchase Agreement (as amended, the “Agreement”), dated as of [__], 2025, to the persons and entities listed on the Schedule of Purchasers attached to the Agreement (collectively, the “Holders”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on [_____]1 (the “Maturity Date”).

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 6.0% per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on a quarterly basis and shall be payable in cash or shares of Common Stock at the Conversion Price (as defined below) at the discretion of the Company. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

[1]	Insert the date that is the 24 month anniversary of the issuance date.

3. Conversion; Repayment Upon Sale of the Company.

(a) Automatic Conversion. In the event that the Company issues and sells shares of its Equity Securities to investors (the “Investors”) on or before the date of the repayment in full of this Note in a firm commitment underwritten public offering of the Company’s common stock (“Common Stock”) or other equity securities to the public pursuant to a Registration Statement on Form S-1 (“IPO”) then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into shares of Common Stock based on a conversion price of $0.85 per share (the “Conversion Price”), subject to Anti-Dilution Protection and Stock Dividends and Splits protection. Any unpaid accrued interest on this Note shall be converted into shares of Common Stock. Such conversion shall be deemed to occur under this Section 3(a) as of immediately prior to the closing of the IPO, without regard to whether Holder has then delivered to the Company this Note (or Lost Note Documentation where applicable) or executed any other documents required to be executed by the investors participating in the IPO. The Company shall give Holder not less than five (5) calendar days advance notice of the anticipated consummation of the IPO.

(b) Optional Conversion. The Holders shall have the option, exercisable at any time prior to the Maturity Date, to convert the Notes into shares of Common Stock based on the Conversion Price, subject to Anti-Dilution Protection and Stock Dividends and Splits protection.

(c) Sale of the Company. Notwithstanding any provision of this Note to the contrary, in the event that the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, (i) the Company will give the Holder at least five (5) calendar days prior written notice of the anticipated closing date of such Sale of the Company, and (ii) at the closing of such Sale of the Company, at the option of the Holder, the Company will pay the Holder an aggregate amount equal to the aggregate amount of principal then outstanding under this Note plus a premium such that the total cash return to the Holders equals a gross yield of fifteen percent (15%) per annum on the aggregate principal amount of such Notes (including both paid and any accrued and unpaid interest), calculated on a quarterly basis, provided, that such gross yield shall be increased to the default rate of 18% for the period following an event of default, in full satisfaction of the Company’s obligations under this Note.

(d) No Fractional Shares. If, after aggregation, the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of one share of the class and series of capital stock into which this Note has converted by such fraction.

(e) Definitions. For purposes of this Note:

(i) “Sale of the Company” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii) “Equity Securities” shall mean the Company’s Common Stock, or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except that such defined term shall not include any security (x) granted, issued and/or sold by the Company to any employee, director or consultant in such capacity or (y) issued upon the conversion or exercise of any option or warrant outstanding as of the date of this Note.

(iii) “Fair Market Value” shall mean the price per security paid by Investors in the applicable Qualified Financing.

(iv) “Anti-Dilution Protection” means the Conversion Price shall be subject to weighted average anti-dilution adjustment in the event that the Company issues additional equity, equity linked securities or securities convertible into equity, (other than shares issued in an initial public offering, or to officers, directors or employees of or consultants to the Company pursuant to any compensation agreement, plan or arrangement or the issuance of Common Stock upon the exercise of any such options or warrants, provided such securities were issued prior to the initial Original Issuance Date or pursuant to a stock option plan that was approved by the board of directors and stockholders of the Company, or securities issued in connection with a strategic transaction) at a purchase price less than the then applicable Conversion Price.

(v) “Stock Dividends and Splits” means the Conversion Price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

4. Maturity. Unless this Note has been previously converted in accordance with the terms of Sections 3(a), above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Requisite Holders.

7. Redemption. On the Maturity Date, the Company shall redeem all of the then outstanding Notes at a redemption price equal to 100% of the aggregate outstanding principal amount of such Notes plus any accrued and unpaid interest, provided that the interest shall be increased in the event of default.

8. Rank. All payments due under this Note shall be senior in right of payment to all indebtedness of the Company other than existing and future bank loans and working capital facilities.

9. Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 9(c) or 9(d)), this Note shall accelerate, and all principal and unpaid accrued interest shall become due and payable. During the existence of any Event of Default, at the election of the Requisite Holders, by five (5) calendar days written notice to the Company, the outstanding principal balance, and any unpaid accrued interest under this Note and each of the other Notes shall be paid off in cash, and unless at the election of the Holder, converted into shares of Common Stock at the Conversion Price. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Agreement or any Note;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) calendar days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody, or control of any property of the Company.

10. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

11. Governing Law. This Note shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York, without giving effect to conflicts of laws principles.

12. Parity with Other Notes. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to the Agreement. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

13. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Requisite Holders.

14. Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[signature page follows]

Guident Corp.

By:
Name:
Title:

Holder:
Principal Amount of Note:
Date of Note: